Exhibit 4.10

WARRANT AGENT AGREEMENT

WARRANT AGENT AGREEMENT, dated as of April [__], 2015 (“Agreement”), between NeuroMetrix, Inc., a Delaware corporation (the “Company”), and American Stock Transfer & Trust Company, LLC (the “Warrant Agent”).

RECITALS

WHEREAS, pursuant to an effective registration statement, SEC File No. 333-188133, the Company wishes to issue an aggregate of up to [___________] shares of common stock, par value $0.0001 (the “Common Stock”), and warrants to purchase shares of Common Stock, the terms and conditions of which are attached hereto as Exhibit A (the “Warrant”). Each whole Warrant entitles the holder (the “Holders” which term shall include a Holder’s transferees, successors and assigns) to purchase shares of Common Stock upon the terms and subject to the conditions set forth therein; and

WHEREAS, the Company wishes the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing so to act, in connection with the issuance, registration, transfer, exchange, exercise and replacement of the Warrants and, in the Warrant Agent’s capacity as the Company’s transfer agent and registrar, the delivery of the Warrant Shares (as defined below).

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

Section 1.           Certain Definitions.  For purposes of this Agreement, the following terms have the meanings indicated:

(a)          “Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

(b)          “Close of Business” on any given date means 5:00 p.m., New York City time, on such date; provided, however, that if such date is not a Business Day it means 5:00 p.m., New York City time, on the next succeeding Business Day.

(c)          “Exercise Notice” means with respect to the exercise of a Warrant, a form of election to purchase Common Stock in substantially the form of Notice of Exercise to the Warrants attached hereto as Exhibit A.

(d)          “Exercise Price” means the exercise price set forth in Exhibit A, as may be adjusted from time to time as described in the Warrant

(e)          “Initial Exercise Date” means the date set forth as the Initial Exercise Date on the Warrant.

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(f)          “Termination Date” means the seven year anniversary of the Initial Exercise Date.

(g)          “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity or a government or any department or agency thereof.

(h)          “Warrant Shares” means the shares of Common Stock issuable upon exercise of the Warrants.

Section 2.            Appointment of Warrant Agent.  The Company hereby appoints the Warrant Agent to act as agent for the Company in accordance with the terms and conditions set forth herein, and the Warrant Agent hereby accepts such appointment. The Company may from time to time appoint such Co-Warrant Agents as it may, in its sole discretion, deem necessary or desirable.

Section 3.            Book-Entry Warrants.

(a)          The Warrants shall be issuable in book entry form. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by (i) the Warrant Agent or its nominee for each Warrant or (ii) institutions that have accounts with the Warrant Agent (such institution, with respect to a Warrant in its account, a “Participant”).

(b)          If the Warrant Agent subsequently ceases to make its book-entry settlement system available for the Warrants, the Company may instruct the Warrant Agent regarding other arrangements for book-entry settlement or may instruct the Warrant Agent to deliver to each Holder a Warrant Certificate in a form to be mutually agreed upon by the parties.

Section 4.            Terms and Conditions of Warrants.  The terms and conditions of the Warrants are set forth in Exhibit A hereto (the “Terms and Conditions”).

Section 5.            Transfer of Warrants.  A Holder of a Warrant may transfer or assign its Warrant pursuant to the Terms and Conditions.

Section 6.            Registration.  The Warrant Agent will keep or cause to be kept, at its office in Brooklyn, NY, or at the office of one of its agents, books for registration and transfer of the Warrants issued hereunder.  Such books shall show the names and addresses of the respective Holders of the Warrants, the number of Warrants held by each Holder, and the date on which the Warrant was granted to such Holder.  The Warrant Agent will create a special account for the issuance of the Warrants.

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Section 7.            Exercise of Warrants. A Holder of a Warrant may exercise the Warrant pursuant to the Terms and Conditions.

Section 8.            Certain Representations; Reservation and Availability of Shares of Common Stock.

(a)          This Agreement has been duly authorized, executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the Warrant Agent, constitutes a valid and legally binding obligation of the Company enforceable against the Company in accordance with its terms, and the Warrants and the Warrant Shares upon issuance have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Warrant Agent pursuant hereto, constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits hereof; in each case except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally or by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b)          The Company covenants that, during the period the Warrants are outstanding, it will reserve from its authorized and unissued shares of Common Stock the number of shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants. The Company covenants that all Warrant Shares which may be issued upon the exercise of the purchase rights represented by this Warrant will, upon exercise of the purchase rights represented by this Warrant and payment for such Warrant Shares in accordance herewith, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by the Company in respect of the issue thereof (other than taxes in respect of any transfer occurring contemporaneously with such issue).

Section 9.            Common Stock Record Date.  Each person in whose name any certificate for shares of Common Stock is issued (or to whose prime broker’s account is credited shares of Common Stock through the DWAC system) upon the exercise of Warrants shall for all purposes be deemed to have become the holder of record for the Common Stock represented thereby on, and such certificate shall be dated, (x) in the event of a cashless exercise, the date on which the Company receives the Cashless Exercise Notification or (y) in the event of an exercise for cash, as of the date of delivery of the Exercise Notice in accordance with the Terms and Conditions, with payment of the Exercise Price and all taxes required to be paid by the Holder, if any, prior to the issuance of the Warrant Shares, having been paid; provided, however, that if the date of such submission, payment and submission is a date upon which the Common Stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding day on which the Common Stock transfer books of the Company are open.

Section 10.          Adjustment of Exercise Price, Number of Shares of Common Stock or Number of Warrants.  The Exercise Price, the number of shares covered by each Warrant and the number of Warrants outstanding are subject to adjustment from time to time as provided in the Terms and Conditions.

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Section 11.          Certification of Adjusted Exercise Price or Number of Shares of Common Stock.  Whenever the Exercise Price or the number of shares of Common Stock issuable upon the exercise of each Warrant is adjusted as provided in the Terms and Conditions, the Company shall (a) promptly prepare a certificate setting forth the Exercise Price of each Warrant as so adjusted, and a brief statement of the facts accounting for such adjustment, (b) promptly file with the Warrant Agent a copy of such certificate and (c) instruct the Warrant Agent to mail such certificate to each holder of a Warrant.

Section 12.          Reclassification, Consolidation, Purchase, Combination, Sale or Conveyance.  If, at any time while the Warrants are outstanding, the Company shall effect any Fundamental Transaction, as such term is used in the Terms and Conditions, the Company shall instruct the Warrant Agent to mail by first class mail, postage prepaid, to each Holder of a Warrant, written notice of the execution of any such amendment, supplement or agreement. Any supplemented or amended agreement entered into by the successor corporation or transferee shall provide for adjustments as set forth in the Terms and Conditions. The Warrant Agent shall be under no responsibility to determine the correctness of any provisions contained in such agreement relating either to the kind or amount of securities or other property receivable upon exercise of warrants or with respect to the method employed and provided therein for any adjustments and shall be entitled to rely upon the provisions contained in any such agreement. The provisions of this Section 12 shall similarly apply to successive Fundamental Transactions.

Section 13.          Concerning the Warrant Agent.

(a)          The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by it hereunder and, from time to time, on demand of the Warrant Agent, its reasonable expenses and counsel fees and other disbursements incurred in the administration and execution of this Agreement and the exercise and performance of its duties hereunder.

(b)          The Company covenants and agrees to indemnify and to hold the Warrant Agent harmless against any costs, expenses (including reasonable fees of its legal counsel), losses or damages, which may be paid, incurred or suffered by or to which it may become subject, arising from or out of, directly or indirectly, any claims or liability resulting from its actions as Warrant Agent pursuant hereto; provided, that such covenant and agreement does not extend to, and the Warrant Agent shall not be indemnified with respect to, such costs, expenses, losses and damages incurred or suffered by the Warrant Agent as a result of, or arising out of, the Warrant Agent’s gross negligence, bad faith, or willful misconduct.

(c)          Promptly after the receipt by the Warrant Agent of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Warrant Agent shall, if a claim in respect thereof is to be made against the Company, notify the Company thereof in writing. The Company shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding. For the purposes of this Section 13, the terms “expense” or “loss” mean any amount paid or payable to satisfy any claim, demand, action, suit or proceeding, and all reasonable costs and expenses, including, but not limited to, reasonable counsel fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit, proceeding or investigation.

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(d)          Promptly after the receipt by the Company of notice of any demand or claim or the commencement of any action, suit, proceeding or investigation, the Company shall, if a claim in respect thereof is to be made against the Warrant Agent, notify the Warrant Agent thereof in writing. The Warrant Agent shall be entitled to participate at its own expense in the defense of any such claim or proceeding, and, if it so elects at any time after receipt of such notice, it may assume the defense of any suit brought to enforce any such claim or of any other legal action or proceeding.

Section 14.          Purchase or Consolidation or Change of Name of Warrant Agent. Any corporation into which the Warrant Agent or any successor Warrant Agent may be merged or with which it may be consolidated, or any corporation resulting from any merger or consolidation to which the Warrant Agent or any successor Warrant Agent shall be party, or any corporation succeeding to the business of the Warrant Agent or any successor Warrant Agent, shall be the successor to the Warrant Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto, provided that such corporation would be eligible for appointment as a successor Warrant Agent under the provisions of Section 13.

Section 15.          Duties of Warrant Agent.  The Warrant Agent undertakes the duties and obligations imposed by this Agreement upon the following terms and conditions, by all of which the Company and the Holders of Warrants, by their acceptance thereof, shall be bound:

(a)          The Warrant Agent may consult with legal counsel (who may be legal counsel for the Company), and the opinion of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in good faith and in accordance with such opinion.

(b)          Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking or suffering any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by written (including electronic) instructions of the Chief Executive Officer or President of the Company or by the Chief Financial Officer of the Company and delivered to the Warrant Agent; and such certificate shall be full authentication to the Warrant Agent for any action taken or suffered in good faith by it under the provisions of this Agreement in reliance upon such writing.

(c)          The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Terms and Conditions or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

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(d)          The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in the Terms and Conditions; nor shall it be responsible for the adjustment of the Exercise Price or the making of any change in the number of shares of Common Stock or Warrant Shares required under the provisions of Section 7, Section 10, Section 12 and the Terms and Conditions or responsible for the manner, method or amount of any such change or the ascertaining of the existence of facts that would require any such adjustment or change (except with respect to the exercise of Warrants after actual notice of any adjustment of the Exercise Price); nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any shares of Common Stock to be issued pursuant to this Agreement or as to whether any shares of Common Stock will, when issued, be duly authorized, validly issued, fully paid and nonassessable.

(e)          The Company agrees that it will perform, execute, acknowledge and deliver or cause to be performed, executed, acknowledged and delivered all such further and other acts, instruments and assurances as may reasonably be required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.

(f)          The Warrant Agent is hereby authorized to accept instructions with respect to the performance of its duties hereunder from the Chief Executive Officer, the President, or the Chief Financial Officer of the Company, and to apply to such officers for advice or instructions in connection with its duties, and it shall not be liable and shall be indemnified and held harmless for any action taken or suffered to be taken by it in good faith in accordance with instructions of any such officer.

(g)          The Warrant Agent and any shareholder, director, officer, manager, member or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(h)          The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorney or agents, and the Warrant Agent shall not be answerable or accountable for any act, default, neglect or misconduct of any such attorney or agents or for any loss to the Company resulting from any such act, default, neglect or misconduct, provided reasonable care was exercised in the selection and continued employment thereof.

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Section 16.         Change of Warrant Agent.  The Warrant Agent may resign and be discharged from its duties under this Agreement upon 30 days’ notice in writing mailed to the Company and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Warrants. The Company may remove the Warrant Agent or any successor Warrant Agent upon 30 days’ notice in writing, mailed to the Warrant Agent or successor Warrant Agent, as the case may be, and to each transfer agent of the Common Stock by registered or certified mail, and to the holders of the Warrants by first-class mail. If the Warrant Agent shall resign or be removed or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent. If the Company shall fail to make such appointment within a period of 30 days after such removal or after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by the Holder of a Warrant, then the Holder of any Warrant may apply to any court of competent jurisdiction for the appointment of a new Warrant Agent. Any successor Warrant Agent, whether appointed by the Company or by such a court, shall be a corporation organized and doing business under the laws of the United States or of a state thereof, in good standing. After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed; but the predecessor Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it hereunder, and execute and deliver any further assurance, conveyance, act or deed necessary for the purpose. Not later than the effective date of any such appointment, the Company shall file notice thereof in writing with the predecessor Warrant Agent and each transfer agent of the Common Stock, and mail a notice thereof in writing to the Holders of the Warrants. However, failure to give any notice provided for in this Section 16, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant Agent or the appointment of the successor Warrant Agent, as the case may be.

Section 17.         Warrant Exercise Solicitation.  From time to time, the Company may engage one or more registered broker-dealer(s) to act as the Company’s agent for the solicitation of the exercise of the Warrants.  If so engaged, the Company will provide the Warrant Agent with written notice of the engagement and the Warrant Agent agrees that it will reasonably cooperate with such solicitation activities.

Section 18.         Notices.  Notices or demands authorized by this Agreement to be given or made (i) by the Warrant Agent or by the Holder of any Warrant to or on the Company, (ii)  subject to the provisions of Section 18, by the Company or by the Holder of any Warrant to or on the Warrant Agent or (iii) by the Company or the Warrant Agent to the Holder of any Warrant Certificate, shall be deemed given (w) the date of transmission, if such notice or communication is delivered via facsimile or email at the number or email address set forth below prior to 5:00 p.m. (New York time) on a Business Day, (x) on the date delivered, if delivered personally, (y) on the first Business Day following the deposit thereof with Federal Express or another recognized overnight courier, if sent by Federal Express or another recognized overnight courier, and (z) on the fourth Business Day following the mailing thereof with postage prepaid, if mailed by registered or certified mail (return receipt requested), in each case to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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(a)	If to the Company, to:

NeuroMetrix, Inc.

62 Fourth Avenue

Waltham, Massachusetts 02451

Attention: Chief Financial Officer

(b)	If to the Warrant Agent, to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: Administration

If to the Holder of any Warrant, to the address of such holder as shown on the registry books of the Company. Any notice required to be delivered by the Company to the Holder of any Warrant may be given by the Warrant Agent on behalf of the Company.

Section 19.          Supplements and Amendments.

(a)          The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Holders of Warrant Certificates in order to cure any ambiguity, to correct or supplement any provision contained herein which may be defective or inconsistent with any other provisions herein, or to make any other provisions with regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable and which shall not adversely affect the interests of the Holders of Warrants.

(b)          In addition to the foregoing, with the consent of Holders of Warrants entitled, upon exercise thereof, to receive not less than a majority of the shares of Warrant Shares issuable thereunder, the Company and the Warrant Agent may modify this Agreement for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Warrant Agreement or modifying in any manner the rights of the holders of the Warrants; provided, however, that no modification of the terms (including but not limited to the adjustments described in Section 11) upon which the Warrants are exercisable or reducing the percentage required for consent to modification of this Agreement may be made without the consent of the holder of each outstanding warrant certificate affected thereby.

Section 20.          Successors.  All covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

Section 21.          Benefits of this Agreement.  Nothing in this Agreement shall be construed to give any Person other than the Company and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company, the Warrant Agent and the Holders of the Warrants.

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Section 22.         Governing Law.  This Agreement and each Warrant Certificate issued hereunder shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflicts of law principles thereof.

Section 23.         Counterparts.  This Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

Section 24.         Captions.  The captions of the sections of this Agreement have been inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

Section 25.         Force Majeure.  Notwithstanding anything to the contrary contained herein, neither Warrant Agent nor the Company shall be liable for, or considered to be in breach of or default under this Agreement (including Section 13) on account of any delay or failure to perform its obligations hereunder due to causes beyond such party’s reasonable control including, without limitation, acts of God, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

NEUROMETRIX, INC.

By:
Name:
Title:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:
Name:
Title:

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SCHEDULE A

WIRE INSTRUCTIONS

ABA #

ACCT #

ACCT NAME:  AMERICAN STOCK TRANSFER & TRUST CO

AS AGENT FOR NEUROMETRIX, INC.

EXHIBIT A

See Exhibit 4.3 to the Registration Statement on Form S-1